UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 1, 2013, ACREFI Holdings J-I, LLC and ACREFI Holdings J-II, LLC (collectively, the “Borrowers”), each an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc. (the “Company”), and JPMorgan Chase Bank, N.A. (“JPMorgan”) entered into a Second Amended and Restated Master Repurchase Agreement (the “Amended Master Repurchase Agreement”). The Amended Master Repurchase Agreement extended the maturity date of the initial Master Repurchase Agreement with JPMorgan dated January 5, 2010, to January 31, 2014, with an option to further extend the maturity date for 364 days, subject to the Borrowers’ satisfaction of certain customary conditions. The Borrowers have paid JPMorgan an upfront structuring fee of 0.5% of the facility amount for the first year of the term and, if the Amended Master Repurchase Agreement is extended, will pay an extension fee of 0.25% of the facility amount for the second year. The Amended Master Repurchase Agreement contains affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. The Company has agreed to provide a guarantee of the obligations of the Borrowers under the Amended Master Repurchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Stuart A. Rothstein
President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

Date: February 7, 2013